UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No. __)

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

(Name of Registrant as Specified In Its Charter):

Eldorado Resorts, Inc. (NASDAQ: ERI)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant):

UNITE HERE, Dana Wise, Courtney Alexander, Jim Kane

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

May 28, 2019: UNITE HERE, Dana Wise, Courtney Alexander, Jim Kane (“Participants”) will use emails to communicate with shareholders and proxy advisors related to their Definitive Proxy Statement and BLUE proxy card first released May 6, 2019. A description of the Participants’ interests is contained in their Definitive Proxy Statement (amended May 14, 2019). The Participants encourage shareholders to read the Definitive Proxy Statement, accompanying BLUE proxy card, and other proxy materials. Shareholders may obtain the Definitive Proxy Statement and other relevant documents from the SEC’s website at www.sec.gov or from www.proxyvote.com.

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1. Email text (version 1):

UNITE HERE is soliciting for new proposals at Eldorado Resorts, in a contested solicitation. The proposals recommend that Eldorado Resorts, a fast growing gaming company, opt out of Nevada anti-takeover statutes, which have received little attention in shareholder proposals to our knowledge.

Eldorado’s meeting date is 6/19/19, and the proposals are Items 5-9 on both Eldorado’s card and UNITE HERE’s card. We have filed definitive proxy materials, which can be found here:

Please read our proxy statement filed here as you determine your votes or recommendations on this meeting’s items:

http://www.sec.gov/Archives/edgar/data/1034426/000147793219002650/eri_defr14a.htm

You may view our presentation, proxy statement and other materials at

http://www.bettergovernanceateldorado.org/

Please contact me with any questions.

2. Email text (version 2):

UNITE HERE is soliciting proxies for the Eldorado Resorts meeting on June 19, 2019. Our non-binding proposals recommend that Eldorado Resorts, a fast growing gaming company, opt out of Nevada anti-takeover statutes, and suggest other good governance measures.

Please read our proxy statement filed here as you prepare your vote or recommendations on this meeting’s items:

http://www.sec.gov/Archives/edgar/data/1034426/000147793219002650/eri_defr14a.htm

Please also review the attached presentation outlining our proposals, which is also publicly available at

http://www.bettergovernanceateldorado.org/

Please contact me with any questions.

3. Email text (version 3):

Attached is a brief powerpoint to review during our conversation today. It has been filed with the SEC here:

http://www.sec.gov/Archives/edgar/data/1034426/000147793219003112/eri_dfan14a.htm, and it is available at

http://www.bettergovernanceateldorado.org/

Here is the link to our proxy statement on the SEC’s website:

http://www.sec.gov/Archives/edgar/data/1034426/000147793219002650/eri_defr14a.htm

I look forward to speaking with you.

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